Encore Investments, Inc.
                                       And
                              Sigma Solutions, Inc.

                                  March 2, 2000

                      Amendment to Stock Purchase Agreement

Omar A. Rizvi, President
Origin Investment Group, Inc.
One Magnificent Mile
980 North Michigan Avenue, Suite 1400
Chicago, IL 60611


Re: Stock Purchase Agreement dated effective as of December 31, 1999 ("Agreement"), by and among Origin Investment Group, Inc. ("Buyer"), and Gene V. Larsen, Bertrand O. Baetz, Jr., Frank G. Jarzombek and Scott E. Gruendler ("Sellers").


Dear Omar:

     By this letter, Buyer and Sellers amend the Agreement as follows, effective the date hereof:

     1. Extension of Closing Date. Subject to Buyer satisfying the conditions listed in paragraph 2 below on or before March 8, 2000, we agree to extend the Closing Date from March 8, 2000, to March 22, 2000. Please understand that Sellers do not intend to extend the Closing Date beyond March 22, 2000. The date in paragraph 9(d) will also be extended from March 8, 2000, to March 22, 2000.

     2. Conditions to Extension of Closing Date. Buyer must satisfy 2(a) and 2(b), fully and unconditionally, on or before March 8, 2000, and 2(c), fully and unconditionally, on or before March 31, 2000, in order to obtain the extension of the Closing Date set forth in Paragraph 1:

     (a) Buyer shall deliver the form of, and the written confirmation of a major national bank, acceptable to Sellers in their sole discretion, that the bank will issue in favor of Sellers an irrevocable letter of credit in the amount of $1.3 million upon which Sellers may draw on the first anniversary of the Closing Date.

     (b) Buyer shall deliver to Sellers a cashier's check issued by a nationally recognized bank in the amount of $100,000 payable to Sellers, to fund the payment of the "break up" fee described herein.

     (c) BDO Seidman Audit. Buyer shall cause BDO Seidman, L.L.P. to deliver to Sellers no less than 3 original copies of its signed final audit report on the financial statements of the Acquired Company. If BDO Seidman has not completed its signed final audit by March 31, 2000, Buyer shall cause BDO Seidman to finish their audit report, at Buyer's sole cost, and deliver the 3 signed final audit reports to Sellers as soon as possible.

     3. "Break Up" Fee. Sellers may deposit the $100,000 "break up" fee to be paid pursuant to Paragraph 2(c) in their personal accounts. Sellers shall be entitled to all interest and earnings on the deposit and shall be under no obligation to repay or refund the payment or any interest or earnings thereon. If the Closing occurs prior to March 23, 2000, Buyer shall be given a credit of $100,000 against the cash payment payable to Sellers, as adjusted below. If the Closing does not occur before March 23, 2000, the Agreement shall terminate, subject to all rights of either party for any breaches occurring prior thereto, and Seller shall retain the payment.

     4. Purchase Price Increase. The cash payment payable to Sellers at Closing by Buyer pursuant to Paragraph 2.2(a) and Paragraph 2.4(b)(i) of the Agreement is increased to $2.75 million if the Closing occurs after March 8, 2000. All other amounts and consideration payable to Sellers under the Agreement shall remain the same, and shall not be decreased by the additional cash to be paid at Closing.

     5. Broker. The Heim Group, Inc. ("Heim Group") expressly acknowledges and agrees that if the Closing does not occur on or before March 22, 2000, the Heim Group will only be entitled to $12,500 out of any funds paid to Sellers, being one-half of the original "break up" fee. The Heim Group expressly waives any rights they may have to the increased "break up" fee.

                                     * * * *

     Except as specifically amended by this letter, the terms of the Agreement shall continue. All capitalized terms used herein shall have the meaning given to them in the Agreement.

     Please sign a copy of this letter where indicated below, and return it to us on or before 5:00 p.m. San Antonio time, March 6, 2000, whereupon it shall become our binding agreement.


     Very Truly Yours,

                                                /S/ GENE V. LARSEN
                                                -----------------------------
                                                Gene V. Larsen

                                                /S/ BERTRAND O. BAETZ, JR.
                                                -----------------------------
                                                Bertrand O. Baetz, Jr.


                                                /S/ FRANK G. JARZOMBEK
                                                -----------------------------
                                                Frank G. Jarzombek

                                                /S/ SCOTT E. GRUENDLER
                                                -----------------------------
                                                Scott E. Gruendler


AGREED:

Origin Investment Group, Inc.


By:  /S/ OMAR A. RIZVI
     -------------------------
     Omar A. Rizvi, President

     Date: March 6, 2000


The Heim Group, Inc.

By:  /S/ GORDON GREVE
     -------------------------

Date: March 6, 2000

cc:      Mike Kreager
         Law Offices of Mike Kreager, P.C.
         7744 Broadway, Suite 204
         San Antonio, Texas 78209-3262